Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2015
Company Raises 2015 Outlook

Syracuse, New York - (Business Wire) - August 4, 2015 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the second quarter ended June 28, 2015. The Company also raised its 2015 outlook.

Highlights for the second quarter of 2015 versus the second quarter of 2014 include:

▪
Restaurant sales increased 30.0% to $219.1 million from $168.6 million in the second quarter of 2014, which included $38.8 million in sales from 127 BURGER KING® restaurants that were acquired in 2014 and 2015;

▪	Comparable restaurant sales increased 10.3% compared to a 2.0% decrease in the prior year period;

▪
Restaurant-Level EBITDA (a non-GAAP financial measure) increased 80.5% to $35.6 million compared to $19.7 million in the prior year period and Restaurant-Level EBITDA margin increased over 450 basis points to 16.2%;

▪
Adjusted EBITDA (a non-GAAP financial measure) more than doubled to $23.3 million from $11.5 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release.);

▪	Income from operations increased to $12.4 million from $1.6 million in the prior year period; and

▪
Net loss was $5.0 million reflecting a $12.6 million charge for the tender and redemption premium and write-off of deferred financing costs associated with the refinancing of the Company’s debt in April 2015. Net loss in the second quarter of 2014 was $1.9 million which included a $1.2 million income tax benefit. No benefit from income taxes was recorded in 2015 since the Company has recorded a valuation allowance against its net deferred income tax assets.

At the end of the second quarter (June 28, 2015) Carrols owned and operated 657 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We were quite pleased with our outstanding results for the second quarter which were characterized by a robust comparable restaurant sales increase and a substantial increase in Restaurant-level EBITDA, Adjusted EBITDA and income from operations. Burger King’s marketing and promotional activity was highly effective in driving sales and customer traffic during the quarter, and we were very successful in leveraging those top-line gains into higher profitability from improved restaurant-level margins. Our overall financial results also reflect the impact of improved operating performance at restaurants we’ve acquired over the last few years, as well as moderating commodity costs. We are excited with how the year is shaping up as our performance to date has enabled us to meaningfully raise our operating and profitability targets for the full year.”

Accordino concluded, “As we move forward we remain focused on the effective execution of our strategic objectives. We have already made considerable progress integrating the restaurants acquired over the past year and will continue to direct attention to those activities. Our sales trends also reflect the impact from remodeling almost 350 restaurants over the past three years and we continue to aggressively invest in these initiatives. Lastly, after completing the recent refinancing we had more than $60 million in cash at the end of the second quarter and are well positioned for continued expansion. We are reviewing a number of opportunities and expect to opportunistically pursue additional acquisitions in the future.”

Second Quarter 2015 Financial Results

Restaurant sales increased 30.0% to $219.1 million in the second quarter of 2015 compared to $168.6 million in the second quarter of 2014. The growth in restaurant sales included $38.8 million in sales from the 127 BURGER KING® restaurants acquired in 2014 and 2015, along with a comparable restaurant sales increase of 10.3%. The comparable restaurant sales increase included a 9.4% increase at legacy restaurants and an 11.5% increase at the restaurants acquired in 2012. Average check was 4.9% higher and customer traffic increased 5.4% from the prior year period.

Restaurant-Level EBITDA was $35.6 million in the second quarter of 2015, which included a $4.8 million contribution from the restaurants acquired in 2014 and 2015, compared to Restaurant-Level EBITDA of $19.7 million in the second quarter of 2014. Restaurant-Level EBITDA margin increased over 450 basis points to 16.2% of restaurant sales. These improvements primarily were due to effective leveraging of the sales increases, lower cost of sales, and improved operating performance.

General and administrative expenses were $12.9 million in the second quarter of 2015 compared to $8.6 million in the second quarter of 2014 and included a $2.3 million increase in bonus expense. As a percentage of restaurant sales, general and administrative expenses were 5.9% and increased 77 basis points from the prior year period due to higher bonus expense.

Adjusted EBITDA was $23.3 million in the second quarter of 2015 compared to $11.5 million in the second quarter of 2014, and Adjusted EBITDA margin improved 379 basis points to 10.6% of restaurant sales.

Interest expense held steady at $4.7 million in the second quarter of 2015 compared to the same period last year.

Income from operations increased to $12.4 million in the second quarter of 2015 from $1.6 million in the prior year period. Income from operations included $0.7 million of impairment and other lease charges in the second quarter of 2015. Income from operations included $0.4 million of impairment and other lease charges and $0.2 million of acquisition expenses in the prior year period.

Net loss was $5.0 million in the second quarter of 2015 and included a charge of $12.6 million for loss on extinguishment of debt related to the refinancing of the Company’s debt completed in April 2015. Such charge included the tender and early call premiums related to the Company’s previously outstanding debt and the write-off of unamortized deferred debt issuance costs from the previous financing in 2012. In addition, the Company has not recognized any benefit from income taxes in 2015 since it has recorded a valuation allowance against all of its net deferred income tax assets. Net loss in the second quarter of 2014 was $1.9 million which included a $1.2 million income tax benefit.

2015 Outlook

The Company provided the following updated guidance and expectations for 2015, which is a 53-week fiscal period:

▪	Total restaurant sales of $830 million to $845 million (previously $815 million to $830 million);

▪	A comparable restaurant sales increase of 5% to 7% on a comparable 52-week basis (previously 3% to 5%);

▪	A commodity cost decrease of approximately 1.5% to 2.5% primarily due to more benign beef cost expectations for the remainder of the year (previously an overall commodity increase of 1% to 2%);

▪
General and administrative expenses (excluding stock compensation costs) of approximately $47 million to $49 million increasing primarily due to higher bonus expense (previously $44 million to $46 million);

▪	Adjusted EBITDA of $60 million to $65 million (previously $48 million to $52 million);

▪	As a result of the net deferred tax asset valuation allowance established in 2014, the Company does not anticipate any income tax expense or benefit for 2015;

▪
Capital expenditures of $50 million to $55 million, which includes remodeling a total of 90 to 95 restaurants and the scrape and rebuild of four restaurants (previously $45 million to $50 million of total capital expenditures, which included remodeling a total of 80 to 90 restaurants); and

▪	Up to 25 restaurant closings (generally unchanged from previous estimates) of which 20 restaurants have been closed through the end of the second quarter of 2015.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss second quarter of 2015 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-556-4997 or for international callers by dialing 719-325-2329. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 3839106. The replay will be available until Tuesday, August 11, 2015. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the United States with 657 restaurants as of June 28, 2015 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Restaurant sales	$219,102	$168,583	$412,272	$320,036
Costs and expenses:
Cost of sales	60,496	50,088	117,346	93,437
Restaurant wages and related expenses	66,707	52,804	130,019	103,741
Restaurant rent expense	14,571	11,626	28,995	23,064
Other restaurant operating expenses	33,654	27,060	66,146	53,085
Advertising expense	8,080	7,284	15,363	13,827
General and administrative expenses (b) (c)	12,903	8,625	24,499	18,892
Depreciation and amortization	9,793	9,045	19,798	17,803
Impairment and other lease charges	706	429	2,336	1,049
Other expense (income)	(166)	25	(126)	25
Total costs and expenses	206,744	166,986	404,376	324,923
Income (loss) from operations	12,358	1,597	7,896	(4,887)
Interest expense	4,700	4,694	9,514	9,397
Loss on extinguishment of debt	12,635	—	12,635	—
Loss before income taxes	(4,977)	(3,097)	(14,253)	(14,284)
Benefit for income taxes	—	(1,165)	—	(4,923)
Net loss	$(4,977)	$(1,932)	$(14,253)	$(9,361)

Basic and diluted net loss per share	$(0.14)	$(0.06)	$(0.41)	$(0.35)
Basic and diluted weighted average common shares outstanding (d)	34,899	30,767	34,891	26,959

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six months ended June 28, 2015 and June 29, 2014 each included thirteen and twenty-six weeks, respectively.

(b)
Acquisition and integration expenses of $49 and $152 were included in general and administrative expenses for the three months ended June 28, 2015 and June 29, 2014, respectively, and $260 and $274 for the six months ended June 28, 2015 and June 29, 2014, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $363 and $291 for the three months ended June 28, 2015 and June 29, 2014, respectively, and $704 and $587 for the six months ended June 28, 2015 and June 29, 2014, respectively.

(d)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Restaurant Sales: (a)
Legacy restaurants	$100,519	$93,621	$188,693	$177,533
Restaurants acquired in 2012	79,746	74,159	152,202	141,700
Restaurants acquired in 2014 and 2015	38,837	803	71,377	803
Total restaurant sales	$219,102	$168,583	$412,272	$320,036
Change in Comparable Restaurant Sales (b)	10.3%	(2.0)%	9.4%	(2.2)%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$27,616	$24,971	$25,726	$23,578
Restaurants acquired in 2012	24,608	21,594	23,109	20,473
Restaurants acquired in 2014 and 2015	23,648	23,487	22,056	23,487

Restaurant-Level EBITDA: (d)
Legacy restaurants	$18,112	$13,439	28,288	22,726
Restaurants acquired in 2012	12,646	6,249	19,411	10,123
Restaurants acquired in 2014 and 2015	4,836	33	6,704	33
Total Restaurant-Level EBITDA	$35,594	$19,721	54,403	32,882

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	18.0%	14.4%	15.0%	12.8%
Restaurants acquired in 2012	15.9%	8.4%	12.8%	7.1%
Restaurants acquired in 2014 and 2015	12.5%	4.1%	9.4%	4.1%
All restaurants	16.2%	11.7%	13.2%	10.3%

Adjusted EBITDA (d)	$23,269	$11,514	30,994	14,826
Adjusted EBITDA margin (d)	10.6%	6.8%	7.5%	4.6%

Number of Restaurants:
Restaurants at beginning of period	659	560	674	564
New restaurants	—	—	—	1
Acquired restaurants	4	4	4	4
Closed restaurants	(5)	(4)	(20)	(9)
Sold restaurants	(1)	—	(1)	—
Restaurants at end of period	657	560	657	560

	At 6/28/15	At 12/28/2014
Long-term debt (e)	$209,249	$159,896
Cash	61,004	21,221

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 and 2015 represent the 127 restaurants acquired in six acquisitions in 2014 and 2015.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants.

(e)
Long-term debt (including current portion) at June 28, 2015 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes due 2022, $1,203 of lease financing obligations and $8,046 of capital lease obligations. Long-term debt (including current portion) at December 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes due 2018, $1,202 of lease financing obligations and $8,694 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Six Months Ended (a)
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(4,977)	$(1,932)	$(14,253)	$(9,361)
Benefit for income taxes	—	(1,165)	—	(4,923)
Interest expense	4,700	4,694	9,514	9,397
Depreciation and amortization	9,793	9,045	19,798	17,803
EBITDA	9,516	10,642	15,059	12,916
Impairment and other lease charges	706	429	2,336	1,049
Acquisition and integration costs	49	152	260	274
Stock compensation expense	363	291	704	587
Loss on extinguishment of debt	12,635	—	12,635	—
Adjusted EBITDA	$23,269	$11,514	$30,994	$14,826

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$35,594	$19,721	$54,403	$32,882
Less:
General and administrative expenses	12,903	8,625	24,499	18,892
Depreciation and amortization	9,793	9,045	19,798	17,803
Impairment and other lease charges	706	429	2,336	1,049
Other expense (income)	(166)	25	(126)	25
Income (loss) from operations	$12,358	$1,597	$7,896	$(4,887)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock compensation expense and loss on extinguishment of debt. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and income and other expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.